NEWS


For immediate release                                    Contacts:

                                                         Tom Howell
                                                         (703) 246-0525
                                                         thowell@anteon.com

                                                         Anita Berryman
                                                         Shoor & Company, Inc.
                                                         (508) 995-2020
                                                         aberry@shoorpr.com


             ANTEON APPOINTS PAUL DAVID MILLER TO BOARD OF DIRECTORS

         FAIRFAX, VA, November 4, 2004 - Anteon International Corporation (NYSE:
ANT) announced today the appointment of Paul David Miller, Admiral U.S. Navy (retired) to the Anteon Board of Directors.

         Miller serves as Chairman of the Board of Directors of Alliant Techsystems, Inc. (NYSE:ATK), a $2.7 billion aerospace and defense company. He joined ATK as Chairman and Chief Executive Officer in January 1999 and retired as CEO March 30, 2004. Under his leadership, ATK's annual revenues grew from $1.1 billion to $2.3 billion, headcount doubled from 6,000 to more than 12,600 and operating margins increased from 9.5% to the mid 12% range.

         Prior to joining ATK, Miller was with Litton Industries, where he headed Litton Marine Systems and served as Vice President of Litton Industries. He came to Litton, following a 30-year career in the U.S. Navy. Prior to his retirement from the Navy, Admiral Miller was Commander-in-Chief, U.S. Atlantic Command, one of five U.S. theater commands and served concurrently as NATO Supreme Allied Commander-Atlantic. He received numerous personal and campaign awards during his distinguished career.

         Miller holds a bachelors degree from Florida State University and a master's degree in business administration from the University of Georgia. He attended the Harvard Business School Executive Management Program and is the author of several works on leadership and strategy.

         Frederick Iseman, Chairman of the Board said, "We are honored and pleased to have Paul David Miller join us on Anteon's Board. Anteon supports a number of mission critical programs related to national security and Paul's unsurpassed knowledge of national and international security issues and requirements will be a significant asset to the company. In addition to his distinguished military background, he brings a wealth of experience in growing an industry-leading business through strong organic growth and strategic acquisitions. These attributes will serve him well as a member of our Strategy and Audit Committees. We are fortunate to have Paul Miller join the Anteon team."

About Anteon

         Anteon, headquartered in Fairfax, Virginia, is a leading information technology and engineering solutions company providing support to the federal government and international sectors. For over 28 years, the Company has designed, integrated, maintained and upgraded state-of-the-art systems for national defense, intelligence, emergency response and other high priority government missions. Anteon also provides many of its government clients with the systems analysis, integration and program management skills necessary to manage the development and operations of their mission critical systems. The Company currently has approximately 8,600 employees in more than 100 offices worldwide. Anteon consistently ranks among the top information technology integrators based on independent surveys. Anteon was cited by Forbes Magazine, in 2004, as one of the 25 fastest growing technology companies and named one of the world's top 100 information technology companies in Business Week's INFOTECH 100 Annual Report for the last two consecutive years. For more information, visit www.anteon.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

         The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. The Company has tried, whenever possible, to identify these forward-looking statements using words such as "projects," "anticipates," "believes," "estimates," "expects," "plans," "intends," and similar expressions. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. The risks and uncertainties involving forward-looking statements include the Company's dependence on continued funding of U.S. government programs, government contract procurement and termination risks including risks associated with protests, and other risks described in the Company's Securities and Exchange Commission filings. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time.

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